Exhibit 5.1

MingZhu Logistics Holdings Limited 明珠货运控股有限公司	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/CLE/173679.00004

30 January, 2023

Dear Sirs

MingZhu Logistics Holdings Limited 明珠货运控股有限公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission under the United States Securities Act 1933, as amended. The Registration Statement relates to the offering and sale (the Offering) from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the Prospectus) of securities in the aggregate amount of up to US$200,000,000. The securities (Securities) will include (a) ordinary shares with par value of US$0.001 per share of the Company (Shares), (b) debt securities and convertible debt securities (together, the Debt Securities) to be issued pursuant to the applicable indenture to be entered into by the Company (the Indenture), (c) warrants (Warrants) to purchase securities issuable pursuant to the terms of a warrant agreement to be entered into between the Company and a warrant agent for such Warrants thereunder, if any (the Warrant Document), (d) rights to purchase the Shares, Debt Securities or other securities (the Rights) to be issued under a rights agent agreement to be entered into between the Company and one or more rights agent, if any (the Rights Document) and (e) units comprising any combination (the of the other types of securities offered under the Prospectus in one or more series (the Units) to be issued under a unit agreement between the Company and a unit agent to be specified therein, if any (the Unit Document). The ordinary shares underlying the Warrants and the Units are together referred to hereinafter as the Warrant Shares.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the certificate of incorporation of the Company dated 2 January 2018 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 12 February 2020 (respectively, the Memorandum and the Articles);

(c)	a certificate of good standing dated [date] 2023 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors and officers of the Company as at 8 August 2022 (the Register of Directors);

(e)	the register of members of the Company as at 18 March 2022 (the Register of Members and together with the Register of Directors, the Registers);

(f)	a draft copy of the underwriting agreement between the Company and [party name] as exhibited to the Registration Statement (the Underwriting Agreement);

(g)	a certificate from a director of the Company dated [date] as to certain matters of facts (the Director's Certificate);

(h)	a copy of the unanimous written resolutions of the directors of the Company dated [date] approving, among other things, the Company's filing of the Registration Statement and issuance of the Shares, the Debt Securities, the Convertible Debt Securities, the Warrants, the Rights, the Units and the underlying Warrant Shares (the Board Resolutions); and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of Shares and the Warrant Shares to be issued by the Company would not exceed the Company's authorised share capital and the consideration payable for each Share and the Warrant Shares shall be no less than the par value of US$0.001 each;

(i)	the Company will duly execute and deliver the underwriting agreement in the draft form as exhibited to the Registration Statement in accordance with the Board Resolutions; and

(j)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 50,000,000 Ordinary Shares of US$0.001 par value each.

Valid Issuance of shares

(c)	With respect to the Shares, when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Ordinary Shares, the terms of the offering of the Ordinary Shares and any other related matter;

(ii)	either (A) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Ordinary Shares) has been made, or (B) if such Ordinary Shares are issuable upon conversion, exchange, redemption, repurchase or exercise of any other security, the terms of such security, the Memorandum and Articles or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Ordinary Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Ordinary Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Ordinary Shares, in each case in accordance with the Memorandum and Articles,

the Ordinary Shares will be recognised as having been duly authorised and validly issued, fully paid and non-assessable.

Valid issuance of Debt Securities

(d)	With respect to the Debt securities to be issued, when

(i)	the Board has taken all necessary corporate action to authorise and approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof an related matters;

(ii)	the Indenture relating to the Debt Securities shall have been duly authorised and validly executed and unconditionally delivered by the Company and all the relevant parties thereunder; and

(iii)	the Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the applicable Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, the Debt Securities issued pursuant to the Indenture will have been duly executed issued and delivered.

Valid issuance of Warrants

(e)	With respect to the Warrants to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters;

(ii)	a Warrant Document relating to the Warrants shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder; and

(iii)	the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Document relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Valid issuance of Rights

(f)	With respect to the Rights to be issued, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Rights and to approve the issue thereof, the terms of the offering thereof and related matters;

(ii)	a Rights Document relating to the Rights shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as rights agent thereunder; and

(iii)	the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Rights Document relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Rights will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Valid issuance of Units

(g)	With respect to each issue of Units, when:

(i)	the Board has taken all necessary corporate actions to authorise and approve the creation and terms of the Units and to approve the issue of the Securities which are components thereof, the terms of the offering thereof and related matters;

(ii)	a Unit Document relating to the Units shall have been duly authorised and validly executed and unconditionally delivered by the Company and the financial institution designated as unit agent thereunder;

(iii)	in respect of any Debt Securities which are components of the Units, the Indenture shall have been duly authorised and validly executed and unconditionally delivered by the Company and all relevant parties thereunder;

(iv)	in respect of any Warrants which are components of the Units, a Warrant Document shall have been duly authorised and validly executed and unconditionally delivered by the Company and the warrant agent thereunder, if any, in respect of any Warrants which are components of the Units; and

(v)	the Units and any Securities which are components of the Units shall have been duly executed, countersigned, authenticated, issued, registered and delivered (in each case, as and when applicable), in accordance with the provisions of (A) the applicable Unit Document relating to the Units, (B) the applicable Warrant Document relating to any Warrants which are components of the Units, and (C) the applicable definitive purchase, underwriting or similar agreement approved by the Board, and upon payment of the consideration therefor provided therein, the Units will be duly authorised and validly issued and will constitute legal, valid and binding obligations of the Company.

Registration Statement - Taxation

(h)	The statements contained in the Registration Statement in the section headed “Taxation - Cayman Islands Taxation” and "Taxation – Under Existing Cayman Islands Law", in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”; "Taxation" and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier